EXHIBIT 10.1

EMPLOYEE AGREEMENT AMENDMENT

This Employee Agreement Amendment (the “Agreement”) is made and entered into on March 25, 2025, by Onfolio Holdings Inc., a Delaware corporation (the “Company”), including its subsidiaries, affiliates, assignees, and successors, each of whom are expressly authorized to enforce this Agreement, and who are referenced herein as the “Company” and Dominic Wells, referenced herein as “you” or “your” or “Employee”.

1.

This Agreement amends that certain Employee Agreement dated January 1, 2022 made and entered into by the parties hereto (the “Employee Agreement”). Capitalized terms herein have the same meaning as used in the Employee Agreement, unless otherwise noted.

2.	Effective January 1, 2025, paragraph 5.a is deleted in its entirety and replaced with the following:

5.a Base Salary: The Company agrees to pay you at a rate of $240,000 per year, which may be increased from time to time by the Board’s Compensation Committee, except pursuant to across-the-board salary reductions affecting all other senior executives of the Employer, may not be decreased. The Base Salary will be payable on a semi-monthly basis, or on whatever basis the Company may adopt in the future, in accordance with the Company’s standard payroll practices.

3.	All other provisions of the Employee Agreement remain in full force and effect, other than any provision that conflicts with the terms and spirit of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

/s/ Adam Trainor
Date: 3/25/25	Name: Adam Trainor Title: CFO

/s/ Dominic Wells
Date: 3/25/25	Name: Dominic Wells